Exhibit 3(5)


                           Sino-foreign Joint Venture
                     Yangzhou Tongyun Container Company Ltd.

                                    Contract


Chapter 1                  General Provisions

         In accordance with the "Law of the People's Republic of China on Sino-foreign Equity Joint Venture Enterprises" and other relevant Chinese laws and regulations, based on the principle of equality and mutual benefit and through friendly negotiation, Jiangsu Tongyun Group Company, China Automobile Import and Export Company, Benxi Iron and Steel Company and China Container Holdings Ltd. have agreed to jointly invest to set up a Sino-foreign joint venture enterprise in Yangzhou City, Jiangsu Province of the People's Republic of China, and hereby entered into the following contract (the "Contract")

Chapter 2                  Parties of the Joint Venture

Article 1.

Parties of this contract as follows:

         Jiangsu Tongyun Group Company (the " Party A"), registered in Yangzhou City, Jiangsu Province, the People's Republic of China (the "PRC"), with its legal address at 105 Tongyang Road, Yangzhou City, Jiangsu Province, PRC. Its legal representative is Zhang Shouyong, General Manager, a citizen of PRC.

         China Auto Industry Import & Export Company (the "Party B"), registered in Beijing, PRC, with its legal address at 5 West Sihuan Road, Beijing, PRC. Its legal representative is Zhang Cundao, General Manager, a citizen of PRC.

         Benxi Steel & Iron Company (the " Party C"), registered in Benxi City, Liaoning Province, PRC, with its legal address at 2 Renmin Road, Pingshang District, Benxi City, Liaoning Province, PRC. Its legal representative is Zhang Wenda, General Manager, a citizen of PRC.

         China Container Holdings Ltd. (the "Party D"), registered in British Virgin Islands, with its legal address at British Virgin Islands. Its legal representative is Zhang Shouyong, General Manager, a citizen of PRC.



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Chapter 3                  Establishment of the Joint Venture Company

Article 2

         The Parties have agreed to set up a joint venture container company with limited liabilities (the "Joint Venture Company") in China in accordance with the "Law of the People's Republic of China on Sino-foreign Equity Joint Venture Enterprises" and other relevant Chinese laws and regulations.

Article 3

         The name of the Joint Venture Company is Yangzhou Tongyun Container Co. Ltd. (the "TYC") and its legal address is 61 East Garden Road, Yangzhou, Jiangsu Province, PRC.

Article 4

         All activities of the Joint Venture Company shall be governed by the laws, decrees, pertinent rules and other relevant regulations of the People's Republic of China.

Article 5

         The organization form of the Joint Venture Company is a limited liability company. All Parties to the joint venture are liable to the Joint Venture Company within the limit of their respectively subscribed contribution to the registered capital. The profits, risks and losses of the Joint Venture Company shall be shared by the Parties in proportion to their contribution to the registered capital.

Chapter 4                  The Purposes, Scope and Scale of Production

Article 6

         The purposes of the joint venture are to enhance the economic cooperation and technology exchanges, to import and adopt advanced equipment and scientific management methods, to improve the quality of products and to develop new products, as well as to increase the company's capacity of competition in the world market in respect of price and quality, so as to raise economic efficiency and to ensure satisfactory benefit for all Parties.

Article 7

         The Joint Venture Company's operation includes manufacturing and marketing 20', 40' and 45' international standard sea-freight container, non-standard special containers and container accessories, and providing container maintenance services.



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Article 8

         The Joint Venture Company's production capacity after obtaining the business operation license is outlined as follows:

Second year                       20,000 containers
Third year                        20,000 containers
Fourth year                       20,000 containers
Thereafter each year normally     20,000-30,000


Chapter 5                  Total Amount of Investment and Registered Capital

Article 9

         The total amount of investment in the Joint Venture Company shall be US$22.3 million.

Article 10

         Investment contributed by four Parties shall be US$11.15 million, which will be the Joint Venture Company's registered capital and is 50% of the total investment.

         Party A shall contribute US$557,500, i.e., 5% of the registered capital.

         Party B shall contribute US$557,500, i.e., 5% of the registered capital.

         Party C shall contribute US$1,115,000, i.e., 10% of the registered capital.

         Party D shall contribute US$8,920,000, i.e. 80% of the registered capital.

Article 11

         The Parties shall make their respective capital contribution as follows:

Party A:          Cash US$557,500
Party B:          Cash US$557,500
Party C:          Cash US$1,115,000
Party D:          Cash US$8,920,000

Article 12

         The Joint Venture Company's registered capital shall be paid in by the Parties in proportion to their respective investments within thirty days after receiving the business license.



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Article 13

         Any Party should not transfer all or part of its investment to a third party without obtaining consent from all the other Parties of the joint venture and the approval from the original approving authority. If any party assigns all or part of its interests in the Joint Venture Company, the other Parties shall have the preemptive right under the same terms and conditions. Each Party will be responsible for its own credit and liabilities.

Chapter 6                  The Responsibilities of the Parties to the Joint
                           Venture

Article 14

         The Parties shall be responsible respectively for the following matters:

I. Party A:

1. to make cash contribution and provide machines and equipment and factory buildings according to Article 11 and Article 12 of the Contract;

2. to assist in handling all matters during the preparatory and establishment period of the Joint Venture Company;

3. to apply for the land use right certificate to the relevant local authorities where the company's premises locate, upon authorization of the Joint Venture Company;

4. to cooperate with other relevant Parties to negotiate and investigate for import of equipment, to be responsible for installation of the imported equipment and purchase and installation of equipment made domestically;

5. to organize the design and construction of the premises and other engineering facilities of the Joint Venture Company;

6. to apply to relevant authorities for the registration of Joint Venture Company and to receive business license, etc.;

7. to assist the Joint Venture Company in processing import customs declaration for the imported equipment;

8. to assist the Joint Venture Company in dealing with relevant departments to ensure the availability of the fundamental facilities such as water, electricity, transportation, etc.;

9. to assist the Joint Venture Company's foreign workers and staff in applying for the entry visa, work permission and processing their traveling matters;



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10.      to assist the Joint Venture Company in recruiting Chinese
         management personnel, technical personnel, workers and other staff needed;

11. to assist the Joint Venture Company in applying for loans to the relevant banks;

12.      to handle other matters entrusted by the Joint Venture
         Company.

II.  Party B

1. to make cash contribution to the Joint Venture Company according to the Article 11 and Article 12 of the Contract.

2. to be responsible for importing equipment as entrusted by the Joint Venture Company;

3.       to handle products export as entrusted by the Joint Venture
         Company;

4. to handle import of major materials necessary to production of the Joint Venture Company which are not available in China, such as steel;

5.       to be responsible for other matters entrusted by the Joint
         Venture Company.

III.  Party C

1. to make cash contribution to the Joint Venture Company according to the Article 11 and Article 12 of the Contract;

2. to participate in discussion and investigation for import of equipment and to handle import of equipment, materials and parts and components upon authorization of the Joint Venture Company;

3. to develop overseas market for the Joint Venture Company's products and to handle sales of products and other matters entrusted by the Joint Venture Company.

4. to be responsible for supply of steel plate and other parts and components which are manufactured by Party C and satisfying the needs of the Joint Venture Company;

IV.  Party D

1. to make cash contribution to the Joint Venture Company according to the Article 11 and Article 12 of the Contract.

2. to provide advanced and reliable equipment and technology for container production and parts and components needed for maintenance of such equipment in accordance with the


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         contract signed between Party D and the Joint Venture
         Company;

3. to be responsible for improving the Joint Venture Company's production, operation and management, and to handle the product marketing, purchasing of raw material and other related matters.


Chapter 7                  Selling of Products

Article 15

         All products of the Joint Venture Company will be sold abroad.

Article 16

         Products may be sold on overseas markets through the following channels:

1. arranging sales according to the principle of selling more products at favorable prices when sale is at the same time, on the same market and related to the same product;

2. entrusting in priority Jiangsu Tongyun Group Trading Co. to handle the selling to the overseas market under the same conditions according to Article 16.1;

3. the Joint Venture Company and the Parties have the right and obligations to do their best to sell products on the conditions referred to in the above two clauses in order that the Joint Venture Company will make more profits.

Article 17

         The Joint Venture Company may set up branches for sale and maintenance service both in China and abroad in order to provide after-sale maintenance service upon the approval of the relative Chinese authorities.


Article 18.

         The trademark of the Joint Venture Company shall be processed according to the "Trademark Law of the People's Republic of China".



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Chapter 8                  The Board of Directors

Article 19

         The date of registration of the Joint Venture Company shall be the date of the establishment of the board of directors (the "Board") of the Joint Venture Company.

Article 20

         The Board is composed of eleven(11) directors, of which one(1) shall be appointed by Party A, two(2) by Party C, eight(8) by Party D, among which one Director appointed by Party D shall have two(2) votes, one of which shall be on behalf of Party B. The Board shall have one(1) chairman (the "Chairman") to be appointed by Party D and four(4) vice-chairmen of which one(1) by Party A, one(1) by Party C and two(2) by Party D. The term of office for the Chairman, vice-chairmen and directors shall be four(4) years and may be renewed if re-appointed by the original appointing party.

Article 21

         The highest authority of the Joint Venture Company shall be the Board. The Board shall decide all major issues concerning the Joint Venture Company. Unanimous approval shall be required if any decisions are to be made concerning the major issues. As for other matters, approval by more than two-thirds of directors shall be required.

Article 22

         The Chairman shall be the legal representative of the Joint Venture Company. If the Chairman is unable to perform his/her powers and duties for reasons, he/she shall authorize a vice-chairman or any other director to represent the Joint Venture Company provisionally.

Article 23

         The Board meeting shall be convened at least once a year. The meeting shall be called and presided over by the Chairman. The Chairman may convene an interim meeting based on a proposal made by more than one-third of the directors. Minutes of the meetings shall be placed on file. In case of emergency and the Chairman deems it necessary, a Board decision can be made without a Board meeting by acquiring unanimous written agreements from all directors.



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Chapter 9                  Business Management Office

Article 24

         The Joint Venture Company shall establish a management office and several production and business management departments which shall be responsible for daily business management. The management office shall have a general manager to appointed by the Board; three deputy general managers to be recommended by the general manager (or recommended by the Parties to the general manager) and appointed by the Board. Several department managers may be appointed by the general manager.

Article 25

         The term of office of the general manager and the deputy managers is four years. The responsibility of the general manager is to carry out the decisions of the Board meeting and the Contract and Articles of Association, to organize and handle the daily management of the Joint Venture Company. The deputy managers shall assist the general manager in his work. The department managers shall be responsible for the works in various departments and carry out the instruction from the general manager and the deputy managers.

Article 26

         In case of graft or serious dereliction of duty on the part of the general manager and deputy general managers, the Board shall have the power to dismiss them at any time.

Chapter 10                 Purchasing

Article 27

         The Joint Venture Company shall give first priority to purchase in China where conditions are the same in purchasing of necessary raw materials, fuel, parts, means of transportation and articles for office use, etc.

Article 28

         Parties B, C and D shall have first priority to be entrusted by the Joint Venture Company to handle the foreign purchasing.

Chapter 11                 Labor Regulation

Article 29

         A labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalty and other relevant matters shall be prepared by the Board according to the "Provisions of the People's Republic of China on Labor Regulation in Joint Ventures Using Chinese and


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Foreign  Investment" and its  Implementation  Rules and signed between the Joint
Venture Company and the Trade Union of the Joint Venture Company collectively or the employees individually. After execution, the labor contracts shall be filed with the local labor regulatory department.

Article 30

         1. Salaries, social insurance and welfare of the general manager and the deputy managers shall be decided by the meeting of the Board.

         2. Administrative management personnel in the Joint Venture Company shall not exceed 5% to 10% of the company's total employees.

Chapter 12                 Taxes, Finance and Audit

Article 31

         The Joint Venture Company shall pay taxes according to the stipulations of Chinese laws and other relative regulations.

Article 32

         Foreign and Chinese staff members and workers of the Joint Venture Company shall pay individual income tax according to the Individual Income Tax Law of the People's Republic of China.

Article 33

         Allocations for reserve funds, enterprise expansion funds and welfare and bonus funds for staff and workers shall be set aside in accordance with the stipulations in the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment". The annual proportion of allocations shall be decided by the Board according to the business situations of the Joint Venture Company.

Article 34

         The fiscal year of the Joint Venture Company shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements and reports, account books shall be written in Chinese.

Article 35

         Financial auditing of the Joint Venture Company shall be conducted by an accountant registered in China and reports on the results shall be submitted to the Board and the general manager.

         In case any of the Parties considers it is necessary to invite a foreign or domestic auditor to conduct the annual financial auditing,


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all other Parties shall give their consent and such inviting Party shall be responsible for all expenses involved.

Article 36

         In the first four months of each fiscal year, the general manager shall prepare the previous year's balance sheet, profits and losses statement and profit distribution plan and submit them to the Board for examination and approval.

Chapter 13                 Duration of the Joint Venture

Article 37

         The duration of the Joint Venture Company is 15 years. The date of establishment of the Joint Venture Company shall be the date on which the business license of the Joint Venture Company is issued.

         Upon proposal by any of the Parties and unanimous approval by the Board, an application for the duration extension shall be submitted to the original approving authority six months prior to the expiration of the joint venture.

Chapter 14                 Disposal of Assets after the Expiration of
                           the Duration

Article 38

         The Joint Venture Company shall be liable for its debts with all of its assets. Upon expiration or termination before the expiration of the joint venture, liquidation shall be carried out by the Joint Venture Company according to the relevant law. The remaining assets and debts after liquidation shall be distributed to or borne by the Parties in accordance with the proportion of their respective investment.

Chapter 15                 Insurance

Article 39

         Insurance policies of the Joint Venture Company on various kinds of risks shall be purchased with the People's Insurance Company of China, Yangzhou division. The insurance types, value and duration shall be decided by the Board in accordance with the stipulations of the People's Insurance Company of China.



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Chapter 16                 Amendment, Alteration and Discharge of the
                           Contract

Article 40

         The amendment of the Contract or appendices hereto shall come into effect only after a written agreement thereof has been signed by Parties A, B, C and D and approved by the original approving authority.

Article 41

         In case of inability to fulfill the contract as a result of force majeure or inability to continue operation due to heavy losses of the joint Venture Company in successive years, the Joint Venture Company and the Contact may be terminated prior to their expiry upon the unanimous agreement of the Board and the original approving authority.

Article 42

         Should the Joint Venture Company be unable to continue its operations or achieve the business purpose stipulated in the Contract due to the fact that one or several parties fails to fulfill its or their obligations under the Contract and Articles of Association, or seriously violate the stipulations of the Contract and Articles of Association, such defaulting parties shall be deemed as unilaterally terminating the contract. The non-defaulting parties shall have the right to terminate the Contract in accordance with the provisions of the Contract after approved by the original approving authority, as well as to claim against such defaulting parties for damages. In case all the Parties agree to continue the joint venture, the defaulting parties shall be liable to compensate the economic losses thus caused to the Joint Venture Company.

Chapter 17                 Liabilities for Breach of Contract

Article 43

         Should any of the Parties fail to make on schedule its capital contribution in accordance with the provisions in Chapter 5 of the Contract, the breaching party shall pay the non-breaching parties an penalty equivalent to 1% of its overdue contribution monthly from the first month after such contribution is due. Should the breaching party fail to make its contribution in three months after due, the non-defaulting parties shall have the right to terminate the contract and to claim against the breaching party for damages in accordance with the stipulations in Article 42 of the Contract, in addition to the accrued penalty equivalent to 3% of the overdue contribution in three months.



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Article 44

         Should all or part of the Contract and its appendices be unable to be fulfilled due to the fault of one or more parties, the breaching parties shall be responsible for breach of contract. The Board shall make decision on the breaching of contract; in case of any dispute arising, it shall be settled according to Article 47 of the Contract.

Chapter 18                 Force Majeure

Article 45

         Should any of the Parties to the contract be prevented from performing the contract by force majeure, such as earthquake, typhoon, flood, fire and war and other unforeseeable events which happening and consequences are unpredictable and unavoidable, the prevented party shall notify other parties by cable without any delay and, within 15 days thereafter, provide details of the events and a valid document of evidence issued by the relevant public notary organization for explaining the reason of its inability or delay to perform all or part of the Contract. All Parties shall consult together and decide whether to terminate the Contract or to partially exempt obligations of implementation of the contract or whether to delay the performance the contract according to the effects of the events on performance of the contract.

Chapter 19                 Applicable law

Article 46

         Formation, validity, interpretation and execution of the Contract and the related dispute settlement shall be governed by the law of the People's Republic of China.

Chapter 20                 Settlement of Disputes

Article 47

         Any disputes arising from the execution of or in connection with the Contract shall be settled through friendly consultations among all Parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon all Parties.

Chapter 21                 Language

Article 48

         The Contract shall be written in Chinese.


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Article 49

         The contract and its appendices shall come into force from the date of approval by the Ministry of Foreign Economic Relations and Trade of the People's Republic of China (or its authorized approving authority).

Article 50

         Should any notice in connection with any party's rights and obligations is to be sent by telegram or telex, it shall be required be followed by a written notice of the same by mail.

Article 51

         The Contract is a revised version based on the version signed in Yangzhou City, Jiangsu province, PRC on Oct. 5, 1988 to meet the latest needs of the container project construction and has been formally signed in Yangzhou City, Jiangsu Province, PRC on April 1, 1996. In the event of any discrepancy between the Contract and other documents of agreements and contracts signed prior to the date hereof, the Contract shall prevail.


Signatures of the Parties:

Representative of Party A: Zhang Shouyong
Representative of Party B: Zou Qiyuan
Representative of Party C: Wang Xihe
Representative of Party D: Zhang Shouyong



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